Exhibit 99.1
Michael McAndrew, Chief Financial Officer
Black Box Corporation
(724) 873-6788
(724) 873-6799 (fax)
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE FISCAL 2007 RESULTS
- Reports record quarterly revenues of $271 million and record quarterly operating EPS of 91¢ -
PITTSBURGH, PENNSYLVANIA, October 31, 2006 — Black Box Corporation (NASDAQ:BBOX) today reported for second quarter Fiscal 2007 ended September 30, 2006 diluted earnings per share of 74¢ on net income of $13.1 million or 4.8% of revenues compared to diluted earnings per share of 74¢ on net income of $12.8 million or 6.9% of revenues for the same quarter last year. On a sequential quarter comparison basis, first quarter Fiscal 2007 diluted earnings per share were 43¢ on net income of $7.8 million or 3.4% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for second quarter Fiscal 2007 were 91¢ on operating net income (which is a non-GAAP term and is defined below) of $16.1 million or 5.9% of revenues compared to operating earnings per share of 78¢ on operating net income of $13.6 million or 7.4% of revenues for the same quarter last year. Management believes that presenting operating earnings per share and operating net income excluding reconciling items is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
During second quarter Fiscal 2007, the Company’s reconciling items included pre-tax charges of $1.9 million for amortization of intangible assets on acquisitions, $1.6 million for stock-based compensation expense, and $1.2 million for asset write-up depreciation expense on acquisitions. The impact of these reconciling items after tax on net income and EPS is $3.0 million and 17¢, respectively. During second quarter Fiscal 2006, as previously disclosed, the Company’s reconciling items included pre-tax charges of $1.1 million for amortization of intangible assets on acquisitions and $0.2 million for asset write-up depreciation expense on acquisitions. The impact of
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these reconciling items after tax on net income and EPS is $0.8 million and 5¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements.
Second quarter Fiscal 2007 total revenues were $271 million, an increase of $86 million or 47% from $185 million for the same quarter last year. On a sequential quarter comparison basis, second quarter Fiscal 2007 total revenues increased $41 million or 18% from first quarter Fiscal 2007 total revenues of $230 million.
During second quarter Fiscal 2007, the Company repurchased 441,000 shares of common stock for approximately $18 million. Since the inception of the program in April 1999, the Company has repurchased 7.4 million shares of common stock for approximately $315 million of consideration. The funding of this program has been provided primarily through the Company’s free cash flow generation.
Second quarter Fiscal 2007 cash provided by operating activities was $9 million or 70% of net income, compared to $12 million or 91% of net income for the same quarter last year. Second quarter Fiscal 2007 free cash flow (which is a non-GAAP term and is defined below) was $12 million compared to $18 million for the same quarter last year. On a sequential quarter comparison basis, first quarter Fiscal 2007 cash provided by operating activities was $13 million or 161% of net income and free cash flow was $14 million. Black Box utilized its second quarter Fiscal 2007 free cash flow to repurchase $11 million of its common stock and pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
For the six month period ending September 30, 2006, diluted earnings per share were $1.18 on net income of $20.9 million or 4.2% of revenues compared to diluted earnings per share of $1.17 on net income of $20.2 million or 5.5% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the six month period ending September 30, 2006 were $1.50 on operating net income of $26.6 million or 5.3% of revenues compared to operating earnings per share of $1.53 on operating net income of $26.3 million or 7.2% of revenues for the same period last year.
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For the six month period ending September 30, 2006, the Company’s reconciling items included pre-tax charges of $3.3 million for amortization of intangible assets on acquisitions, $3.2 million for stock-based compensation expense, $1.2 million for asset write-up depreciation expense on acquisitions, and $1.1 million for restructuring charges / severance costs. The impact of these reconciling items after tax on net income and EPS is $5.7 million and 32¢, respectively. During the six month period ended October 1, 2005, as previously disclosed, the Company’s reconciling items included pre-tax charges of $5.3 million for restructuring charges / severance costs, $2.2 million for amortization of intangible assets on acquisitions, and $1.9 million for asset write-up depreciation expense on acquisitions. The impact of these reconciling items after tax on net income and EPS is $6.2 million and 36¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements.
For the six month period ending September 30, 2006, total revenues were $502 million, an increase of $138 million or 38% from $364 million for the same period last year.
Cash provided by operating activities for the six month period was $22 million or 104% of net income compared to $22 million or 111% of net income for the same period last year. Free cash flow was $26 million compared to $29 million for the same period last year. Black Box utilized its six month period free cash flow to fund mergers and acquisitions of $13 million, repurchase $11 million of its common stock, and pay dividends of $2 million.
The Company’s 6-month order backlog was $165 million at September 30, 2006 compared to $104 million for the same quarter ended last year. On a sequential quarter end comparison basis, the Company’s 6-month order backlog was $168 million at July 1, 2006.
“We are pleased to report consecutive quarters of record revenues and now record operating earnings per share,” stated Fred C. Young, Chief Executive Officer of Black Box Corporation. “These two significant milestones were accomplished through the combined efforts of our 4,600 Worldwide Black Box Team Members. With revenues now annualizing at $1 billion, we will look to build upon our first half success moving forward.”
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The Company is sponsoring an Investor Day in two separate sessions. The event will be held in New York City, NY on Tuesday, November 14, 2006 and Boston, MA on Wednesday, November 15, 2006. Both days events are expected to begin at approximately 10:00 a.m. Eastern Standard Time and conclude at approximately 2:00 p.m. The program, which is open to the general public, will be hosted by Fred C. Young, Chief Executive Officer, and Michael McAndrew, Chief Financial Officer. Interested participants can register through investors@blackbox.com or by contacting investor relations at 724-873-6788.
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Standard Time today, October 31, 2006. Fred C. Young, Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 844113.
Black Box is the world’s largest technical services company dedicated to designing, building, and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 170 offices throughout the world. To learn more, visit the Black Box website at www.blackbox.com.
Black Box and the Double Diamond logo are registered trademarks and DVH is a trademark of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance
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requirements, cash flows, global economic conditions, successful integration of acquisitions, including the Norstan, NextiraOne, and Nu-Vision Technologies businesses, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, and successful implementation of our M&A program, including identifying appropriate targets, consummating transactions, and successfully integrating the businesses. Additional risk factors are included in the Company’s Annual Report on Form 10-K. We can give no assurance that any goal, plan, or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
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BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Six months ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Revenues:
Hotline products	$55,063	$54,056	$107,288	$107,508
On-Site services	216,262	130,994	394,432	256,824

Total	271,325	185,050	501,720	364,332

Cost of sales:
Hotline products	27,847	26,829	53,308	52,703
On-Site services	144,442	84,339	263,532	166,807

Total	172,289	111,168	316,840	219,510

Gross profit	99,036	73,882	184,880	144,822
Selling, general & administrative expenses	72,784	50,647	141,357	101,567
Restructuring and other charges	—	—	—	5,290
Intangibles amortization	1,931	1,328	3,437	2,886

Operating income	24,321	21,907	40,086	35,079

Interest expense (income), net	4,126	2,330	7,766	4,289
Other expenses (income), net	72	40	187	(35)

Income before provision for income taxes	20,123	19,537	32,133	30,825

Provision for income taxes	7,044	6,740	11,247	10,634

Net income	$13,079	$12,797	$20,886	$20,191

Earnings per common share:
Basic	$0.75	$0.75	$1.20	$1.19

Diluted	$0.74	$0.74	$1.18	$1.17

Weighted average common shares outstanding
Basic	17,513	17,022	17,415	16,933

Diluted	17,743	17,374	17,766	17,208

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BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2006	2006

Assets
Cash and cash equivalents	$15,758	$11,207
Accounts receivable, net	185,333	116,713
Inventories, net	71,877	53,926
Costs and estimated earnings in excess of billings on uncompleted contracts	56,553	23,803
Deferred tax asset	9,489	8,973
Prepaid and Other current assets	27,606	16,502

Total current assets	366,616	231,124

Property, plant and equipment, net	41,595	35,124
Goodwill, net	586,273	468,724
Intangibles:
Customer relationships, net	53,996	24,657
Other Intangibles, net	34,799	30,783
Deferred tax asset	2,654	4,231
Other assets	4,343	5,091

Total assets	$1,090,276	$799,734

Liabilities
Accounts payable	$87,127	$44,943
Accrued compensation and benefits	20,656	13,954
Deferred revenue	51,120	22,211
Restructuring reserve	14,246	3,292
Billings in excess of costs and estimated earnings on uncompleted contracts	20,571	8,648
Current maturities of long-term debt	608	1,049
Other liabilities	59,253	33,771

Total current liabilities	253,581	127,868

Long-term debt	251,945	122,673
Other liabilities	27,708	8,293

Total liabilities	533,234	258,834

Stockholders’ Equity
Common stock	25	25
Additional paid-in capital	373,045	362,810
Treasury stock, at cost	(314,411)	(296,824)
Accumulated other comprehensive income	17,746	13,036
Retained earnings	480,637	461,853

Total stockholders’ equity	557,042	540,900

Total liabilities and stockholders’ equity	$1,090,276	$799,734

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BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended		Six months ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Operating Activities
Net income	$13,079	$12,797	$20,886	$20,191
Adjustments to reconcile net income to net cash provided by (used for) operating activities:

Intangibles amortization and depreciation	5,647	3,589	9,453	7,380
Deferred taxes	(82)	440	1,166	(2,053)
Stock compensation expense	1,572	—	3,192	—
Tax benefit from exercised stock options	(774)	(1,940)	(432)	(1,971)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,736)	(13,698)	(3,518)	(8,913)
Inventories, net	(3,668)	672	(4,734)	5,704
All other current assets excluding deferred tax asset	2,283	8,222	(516)	1,586
Liabilities exclusive of long-term debt	5,795	1,589	(3,774)	550

Net cash provided by (used for) operating activities	$9,116	$11,671	$21,723	$22,474

Investing Activities
Capital expenditures	$(589)	$(1,108)	$(2,112)	$(1,600)
Capital disposals	373	188	403	1,001
Acquisition of businesses (payments)/recoveries	1,759	(13,362)	(127,402)	(26,854)
Prior merger-related (payments)/recoveries	(39)	(209)	(1,389)	(165)

Net cash provided by (used for) investing activities	$1,504	$(14,491)	$(130,500)	$(27,618)

Financing Activities
Proceeds from borrowings	$63,997	$49,699	$258,519	$105,948
Repayment of borrowings	(57,467)	(52,058)	(131,236)	(105,235)
Repayment on discounted lease rentals	(3)	(244)	(24)	(667)
Proceeds from exercise of options	3,081	7,316	6,611	7,452
Payment of dividends	(1,061)	(1,010)	(2,116)	(2,021)
Purchase of treasury stock	(17,587)	(10)	(17,587)	(10)

Net cash provided by (used for) financing activities	$(9,040)	$3,693	$114,167	$5,467

Foreign currency exchange impact on cash	$(182)	$44	$(839)	$10

Increase / (decrease) in cash and cash equivalents	$1,398	$917	$4,551	$333

Cash and cash equivalents at beginning of period	$14,360	$11,008	$11,207	$11,592

Cash and cash equivalents at end of period	$15,758	$11,925	$15,758	$11,925

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Non-GAAP Financial Measurements
The Company provides non-GAAP (“adjusted financial measurements”) such as free cash flow, operating net income, and operating earnings per share (EPS) as a supplement to United States Generally Accepted Accounting Principles (“GAAP”) regarding the Company’s operational performance. These adjusted financial measurements exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of adjusted financial measurements, definitions of the adjusted financial measurements, and reconciliations to the most directly comparable GAAP financial measures which are provided below.
Management uses adjusted financial measurements (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability, and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these adjusted financial measurements as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these adjusted financial measurements provide useful supplemental information to investors, there are limitations associated with the use of adjusted financial measurements. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors, and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude restructuring and severance related costs incurred during the periods reported that will impact future operating results, (iv) the non-GAAP financial measures exclude non-cash stock-based compensation charges, which is similar to cash compensation paid to employees and is an integral part of achieving our operating results, (v) the
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non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, and (vi) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Adjusted financial measurements are not in accordance with, or an alternative for, GAAP. The Company’s adjusted financial measurements are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free Cash Flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be included with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including
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the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
Foreign currency translation adjustment
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to US dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and / or negative impact of such charges as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in US dollars.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	2Q07	1Q07	2Q06	2QYTD07	2QYTD06

Cash provided by operating activities	$9,116	$12,607	$11,671	$21,723	$22,474
Capital expenditures	(589)	(1,523)	(1,108)	(2,112)	(1,600)
Capital disposals	373	30	188	403	1,001
Proceeds from stock option exercises	3,081	3,530	7,316	6,611	7,452
Foreign currency exchange impact on cash	(182)	(657)	44	(839)	10

Free cash flow	$11,799	$13,987	$18,111	$25,786	$29,337

Operating net income and operating earnings per share (EPS)
Management believes that operating net income, defined as net income less reconciling items including restructuring charges / severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, and asset write-up depreciation expense on acquisitions and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provides investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Management’s reason for exclusion of each item is explained in further detail below:
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Restructuring charges / severance costs
The Company believes that incurring costs in the current period(s) as part of a formal restructuring plan or as a result of economies of scale from acquisitions will result in a long-term positive impact on financial performance in the future. Restructuring charges and non-restructuring severance costs are presented in accordance with GAAP in our Condensed Statements of Income. However, due to the material amount of additional costs incurred during a single or possibly two successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition, and generally cannot be changed or influenced by Management after the acquisition.
Stock-based compensation expense
The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) as of April 1, 2006, the first day of the Company’s Fiscal 2007, using the modified prospective transition method. This transition method requires non-cash compensation expense to be recognized for all share-based payments granted after the date of adoption and for all unvested awards existing on the date of adoption. Stock-based compensation expense is now an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that the application of the modified prospective transition method may result in misleading period-over-period comparisons during the transition year of Fiscal 2007 and is providing an adjusted disclosure, which excludes stock-based compensation and its related tax impact in the current period.
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Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the assets useful life, and generally cannot be changed or influenced by Management after the acquisition.
A reconciliation of net income to operating net income is presented below:

	2Q07	2Q06	2QYTD07	2QYTD06

Net income	$13,079	$12,797	$20,886	$20,191
% of revenues	4.8%	6.9%	4.2%	5.5%
Reconciling items, after tax	3,027	834	5,736	6,154

Adjusted Net Income	$16,106	$13,631	$26,622	$26,345
% of revenues	5.9%	7.4%	5.3%	7.2%

A reconciliation of diluted earnings per common share (EPS) to operating EPS is presented below:

	2Q07	2Q06		2QYTD07	2QYTD06

Diluted EPS	$0.74	$0.74		$1.18	$1.17
EPS impact of reconciling items	0.17	0.05		0.32	0.36

Operating EPS	$0.91	$0.78	(1)	$1.50	$1.53

(1)	Operating EPS for 2Q06 does not sum due to rounding.
Supplemental Information:
The following supplemental information including geographical segment results, service type results, same office comparisons, and significant balance sheet ratios and other information is being provided for comparisons of reported results for second quarter Fiscal 2007 and 2006, first quarter Fiscal 2007, and / or second quarter Fiscal 2007 and 2006 year-to-date. All dollar amounts are in thousands unless noted otherwise.
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Geographical Segment Results:
Management is presented with and reviews revenues, operating income, and adjusted operating income by geographical segment. Adjusted operating income is defined as operating income less reconciling items, including restructuring charges / severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, and asset write-up depreciation expense on acquisitions. See above for additional details provided by Management regarding adjusted financial information. Revenues, operating income, and adjusted operating income for North America, Europe, and All Other are presented below:

	2Q07	1Q07	2Q06	2QYTD07	2QYTD06

Revenues:
North America	$231,297	$192,572	$146,754	$423,869	$283,615
Europe	30,844	29,345	29,199	60,189	62,949
All Other	9,184	8,478	9,097	17,662	17,768

Total	$271,325	$230,395	$185,050	$501,720	$364,332

Operating income:
North America	$18,937	$11,026	$16,537	$29,963	$28,396
% of North America revenues	8.2%	5.7%	11.3%	7.1%	10.0%
Europe	$3,489	$3,143	$3,427	$6,632	$3,060
% of Europe revenues	11.3%	10.7%	11.7%	11.0%	4.9%
All Other	$1,895	$1,596	$1,943	$3,491	$3,623
% of All Other revenues	20.6%	18.8%	21.4%	19.8%	20.4%

Total	$24,321	$15,765	$21,907	$40,086	$35,079
% of Total revenues	9.0%	6.8%	11.8%	8.0%	9.6%

Reconciling items (pretax):
North America	$4,657	$4,168	$1,274	$8,825	$5,653
Europe	—	—	—	—	3,742
All Other	—	—	—	—	—

Total	$4,657	$4,168	$1,274	$8,825	$9,395

Adjusted Operating Income:
North America	$23,594	$15,194	$17,811	$38,788	$34,049
% of North America revenues	10.2%	7.9%	12.1%	9.2%	12.0%
Europe	$3,489	$3,143	$3,427	$6,632	$6,802
% of Europe revenues	11.3%	10.7%	11.7%	11.0%	10.8%
All Other	$1,895	$1,596	$1,943	$3,491	$3,623
% of All Other revenues	20.6%	18.8%	21.4%	19.8%	20.4%

Total	$28,978	$19,933	$23,181	$48,911	$44,474
% of Total revenues	10.7%	8.7%	12.5%	9.7%	12.2%

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Service Type Results:
Management is presented with and reviews revenues and gross profit by service type. Revenues and gross profit information for Data Services, Voice Services, and Hotline Services are presented below:

	2Q07	1Q07	2Q06	2QYTD07	2QYTD06

Revenues:
Data Services	$46,447	$44,531	$52,584	$90,978	$105,485
Voice Services	169,815	133,639	78,410	303,454	151,339
Hotline Services	55,063	52,225	54,056	107,288	107,508

Total	$271,325	$230,395	$185,050	$501,720	$364,332

Gross profit:
Data Services	$13,907	$13,317	$15,482	$27,224	$31,006
% of Data Services revenues	29.9%	29.9%	29.4%	29.9%	29.4%
Voice Services	$57,913	$45,763	$31,173	$103,676	$59,011
% of Voice Services revenues	34.1%	34.2%	39.8%	34.2%	39.0%
Hotline Services	$27,216	$26,764	$27,227	$53,980	$54,805
% of Hotline Services revenues	49.4%	51.2%	50.4%	50.3%	51.0%

Total	$99,036	$85,844	$73,882	$184,880	$144,822
% of Total revenues	36.5%	37.3%	39.9%	36.8%	39.8%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Same-office comparisons:
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions since the earliest reported period thus allowing the comparison of same-office revenues from the earliest to current period under review. While the information provided below is presented on a consolidated basis, the revenue from acquisitions from second quarter Fiscal 2006 to second quarter Fiscal 2007 relates to North America Voice Services.
Information on revenues on a same-office basis compared to the same quarter last year is presented below:

	2Q07	2Q06	% Change

Revenues as reported	$271,325	$185,050	47%
Less revenues from offices added since 2Q06	(99,775)	(5,062)

Revenues on same-office basis	$171,550	$179,998	(5)%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	2Q07	1Q07	% Change

Revenues as reported	$271,325	$230,395	18%
Less revenues from offices added since 1Q07	(88,259)	(60,174)

Revenues on same-office basis	$183,066	$170,221	8%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant balance sheet ratios and other information:
Information on certain balance sheet ratios, backlog, and headcount is presented below. Dollar amounts are in millions.

	2Q07		1Q07		2Q06

Accounts receivable:
Gross accounts receivable	$200.1		$188.2		$139.5
Reserve $ / %	$14.8	/ 7.4%	$15.9	/ 8.5%	$7.7	/ 5.5%

Net accounts receivable	$185.3		$172.3		$131.8

Net days sales outstanding	57 days		57 days		57 days

Inventory:
Gross inventory	$96.8		$93.9		$66.6
Reserve $ / %	$24.9	/ 25.7%	$25.7	/ 27.4%	$13.4	/ 20.1%

Net inventory	$71.9		$68.2		$53.2

Net inventory turns	7.6x		7.2x		6.9x

Six-month order backlog	$165		$168		$104

Team members	4,649		4,752		3,282

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746